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                                                                     EXHIBIT 5.1

                       [Letterhead of Thompson Coburn LLP]

August 27, 2004

Insituform Technologies, Inc.
702 Spirit 40 Park Drive
Chesterfield, Missouri  63005

Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-8 - 1,000,000 additional shares of Insituform Technologies, Inc. Class A common stock, $0.01 par value per share and attached Preferred Stock Purchase Rights

Ladies and Gentlemen:

We have acted as counsel to you (the "Company") in connection with the preparation and filing of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-66714) (together with Post-Effective Amendment No. 1, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering an additional 1,000,000 shares of the Company's common stock, par value $.01 per share ("Shares"), together with one attached Preferred Stock Purchase Right per share, which may be issued pursuant to the Insituform Technologies, Inc. Amended and Restated 2001 Employee Equity Incentive Plan (the "Plan").

We have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company's Restated Certificate of Incorporation, as amended, By-Laws, as amended, resolutions adopted by the Board of Directors relating to such issuance, certificates received from state officials and statements we have received from officers and representatives of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents and the correctness of statements submitted to us by officers and representatives of the Company.

Based solely on the foregoing, we are of the opinion that, the Shares to be issued by the Company pursuant to the Plan have been duly authorized and, when issued by the Company in accordance with the Plan, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the sale and issuance of the Shares in accordance with the Registration Statement.

Very truly yours,


/s/ Thompson Coburn LLP